Exhibit 32

Officers’ Section 1350 Certifications

Each of the undersigned officers of Lennar Corporation, a Delaware corporation (the “Company”), hereby certifies that (i) the Company’s Quarterly Report on Form 10-Q for the period ended August 31, 2005 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and (ii) the information contained in the Company’s Quarterly Report on Form 10-Q for the period ended August 31, 2005 fairly presents, in all material respects, the financial condition and results of operations of the Company, at and for the periods indicated.

Date: October 17, 2005	/s/ Stuart A. Miller
	Name:	Stuart A. Miller
	Title:	President and
Chief Executive Officer

/s/ Bruce E. Gross
	Name:	Bruce E. Gross
	Title:	Vice President and
Chief Financial Officer